UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 22, 2006

NATIONAL MERCANTILE BANCORP

(Exact Name of Registrant as Specified in its Charter)

California	0-15982	95-3819685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1880 Century Park East
Los Angeles, CA 90067
(Address of Principal Executive Offices)

(310) 277-2265
(Registrant’s Telephone Number)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.04.      Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On December 22, 2006, National Mercantile Bancorp (the “Company”) noticed the redemption on January 25, 2007 of all of its outstanding 10.25% Junior Subordinated Deferrable Interest Debentures due July 25, 2031 (the “Debentures”), which are held by National Mercantile Capital Trust I (the “Trust”).  The redemption price will be 107.6875% of the aggregate $15,464,000 principal amount of the Debentures, plus approximately $793,000 of accrued interest thereon through the redemption date.

The Debentures were originally issued on July 16, 2001 and, in accordance with their terms, are subject to redemption at the Company’s option on or after July 25, 2006.  Pursuant to the terms of its Amended and Restated Declaration of Trust, the Trust is required to use the proceeds it receives from the redemption of the Debentures to redeem on the same day and at the same redemption price all of the outstanding preferred securities and common securities of the Trust.  The Company holds all of the Trust’s common securities, with a stated aggregate liquidation amount of $464,000, therefore, the net redemption cost to the Company will be approximately $1.2 million.

The Company intends to fund the redemption price from the proceeds of its planned sale and issuance in January 2007 of additional trust preferred securities.  The Company has proposals but no current agreement or commitment, however, with respect to such financing. In the event it is unable to complete the new trust preferred securities financing before the redemption date, the Company intends to fund the payment of the redemption price out by securing other debt.

As a result of these transactions, the Company will incur a one-time charge for financial statement purposes of approximately $1.6 million, during the fourth quarter 2006.  The one-time charge reflects the contingent liability accrual for the redemption premium to be paid and the impairment of approximately $400,000 unamortized Debentures issuance costs.

Please see the Company’s press release announcing the redemption attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

The following exhibit is contained in this report:

Exhibit No.	Description

99.1	Press Release dated December 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 26, 2006	NATIONAL MERCANTILE BANCORP

	By:	/s/ David R. Brown
David R. Brown
Chief Financial Officer